AMENDMENT TO THE CUSTODY AGREEMENT

THIS AMENDMENT, effective as of July 1, 2011, to the Custody Agreement, dated as of  July 31, 2001, as amended March 1, 2006, March 16, 2007 and September 29, 2009 (the "Custody Agreement"), is entered into by and among Madison Mosaic Equity Trust, Madison Mosaic Income Trust, Madison Mosaic Government Money Market Trust and Madison Mosaic Tax-Free Trust (the “Trusts”), business trusts organized under the laws of Massachusetts, and U.S. Bank, N.A., a national banking association (the “Custodian").

RECITALS

WHEREAS, the parties have entered into the Custody Agreement; and

WHEREAS, the Trusts and the Custodian desire to amend the length of the Custody Agreement and to change the fee schedule associated with said Agreement; and

WHEREAS, Article XI, Section 7 of the Custody Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Article X, Section 1. Termination, shall be superseded and replaced with the following:

1.  Termination.  This Agreement is effective as of July 1, 2011 and will continue in effect for a period of three (3) years.  This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  In addition, the Trusts may, at any time, immediately terminate this Agreement in the event of the appointment of a conservator or receiver for the Custodian by regulatory authorities or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction.

10/2011

Early Termination.  In the absence of any material breach of this Agreement, should the Trusts elect to terminate this Agreement in its entirety with regard to all Trusts prior to the end of the three year term, the Trusts agree to pay the following fees:
a) All monthly fees through the life of the Agreement;
b) All fees associated with converting services to a successor service provider;
c) All fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider; and
d) All out-of-pocket costs associated with a-c above.

The foregoing early termination fees shall not apply in the event one or more Trusts determine to merge one or more of their separate series into another series of shares, or one or more Trusts determine to liquidate one or more of their separate series.

Appointment of Successor Custodian.  If a successor custodian shall have been appointed by the Board of Trustees, the Custodian shall, upon receipt of a notice of acceptance by the successor custodian, on such specified date of termination (i) deliver directly to the successor custodian all Securities (other than Securities held in a Book-Entry System or Securities Depository) and cash then owned by the Fund and held by the Custodian as custodian, and (ii) transfer any Securities held in a Book-Entry System or Securities Depository to an account of or for the benefit of the Fund at the successor custodian, provided that the Trust shall have paid to the Custodian all fees, expenses and other amounts to the payment or reimbursement of which it shall then be entitled.  In addition, the Custodian shall, at the expense of the Trusts, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by the Custodian under this Agreement in a form reasonably acceptable to the Trusts (if such form differs from the form in which the Custodian has maintained the same, the Trusts shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from the Custodian’s personnel in the establishment of books, records, and other data by such successor.  Upon such delivery and transfer, the Custodian shall be relieved of all obligations under this Agreement.

Schedule C, the fees of the Custody Agreement, is hereby superseded and replaced with Amended Schedule C attached hereto.

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.  All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Custody Agreement.

[Signatures on the following page]

10/2011

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ATTEST:

MADISON MOSAIC EQUITY TRUST
MADISON MOSAIC INCOME TRUST
MADISON MOSAIC GOVERNMENT MONEY MARKET TRUST
MADISON MOSAIC TAX-FREE TRUST

By: (signature)

Printed Name: Greg Hoppe

Title: Treasurer

U.S. BANK, N.A.

By: (signature)
Printed Name:  Michael R. McVoy

Title:  Vice President

10/2011

Amended schedule C to the Custody Agreement – Madison Mosaic
MADISON MOSAIC FUNDS, MEMBERS MUTUAL FUNDS, MADISON STRATEGIC SECTOR PREMIUM FUNDS, ULTRA SERIES FUNDS FEES EFFECTIVE July 1, 2011
Annual Fee Based Upon Market Value per account (fund):
       .75   basis points
Minimum annual fee of $6,000 per fund applies to:
        Madison Strategic Sector Premium Funds
        Ultra Series Funds
        MEMBERS Mutual Funds
Portfolio Transaction Fees
$  5.00 per disbursement (Fund expenses only)
$  7.00 per US Bank repurchase agreement transaction
$10.00 per book entry security (depository or Federal Reserve system) and $7.00 non-US Bank repurchase  agrmt
$25.00 per portfolio transaction processed through our New York custodian definitive security (physical)
$  8.00 per principal paydown
$15.00 per option/future contract written, exercised or expired
$100.00 per Cedel/Euroclear transaction
$15.00 per mutual fund trade
$15.00 per Fed Wire
$  6.00 per short sale
$150.00 per segregated account per year
$40.00 for each GNMA/Amortized Security Purchase
All portfolio transaction fees noted above will be waived.

• A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
• No charge for the initial conversion free receipt.
• Overdrafts – charged to the account at prime interest rate plus 2.
• Plus out-of-pocket expenses, and extraordinary expenses based upon complexity, including items such as shipping fees or transfer fees.

Earnings Credits
On a monthly basis any earnings credits generated from un-invested custody balances will be applied against any cash management service fees generated.  Earnings credits are based on the average yield on the 91 day U.S. Treasury Bill for the preceding thirteen weeks less the 10% reserve.

CCO Support Services - $1,200 per year for the Madison Mosaic Funds

*Subject to annual CPI increase, Milwaukee MSA.  Waived
Fees are billed monthly.

10/2011